EXHIBIT 99.1
Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

6:00 am ET 12:00 noon BST

Shire acquires full UK and Ireland marketing rights to Reminyl®

Basingstoke, UK – 1 April 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it has signed an agreement with Janssen Pharmaceutica N.V. to acquire the exclusive rights to Reminyl® in the United Kingdom and Ireland for an undisclosed upfront cash payment.

Prior to today’s agreement, Shire and Janssen had joint responsibility for the marketing of the drug in the UK and Ireland. Under the terms of the new agreement Shire will assume full developmental and promotional rights to REMINYL in the UK and Ireland, increasing the company’s focus and scope in this region. Janssen retains the rights elsewhere in the world.

The Janssen sales and marketing employees previously responsible for REMINYL in the UK and Ireland are offered the opportunity to transfer to Shire’s employment. This will result in a simplified structure with Shire having one salesforce and marketing development team for REMINYL in the UK and Ireland. The new arrangement will enable Shire to deploy more resource in support of REMINYL in anticipation of the expected launch of new formulations and indications for the brand.

Originally developed by Shire, REMINYL is one of the leading acetylcholinesterase inhibitor treatments for Alzheimer’s disease. UK sales in 2003 were *£7.9million#, representing a 15% market share. During this period, the UK market for Alzheimer’s disease grew by 46% to £53 million.

Says John Freeman, Managing Director of Shire’s UK Sales and Marketing Group:

“We are now able to give a greater focus and streamlined marketing and development approach for REMINYL in the UK and Ireland, increasing the company’s presence in this area, alongside our other brands. With the market for Alzheimer’s treatments growing, and more and more data emerging demonstrating REMINYL’S effectiveness in patients up to and beyond four years, we believe there is an excellent opportunity for us to maximise the potential of the product in these markets and reinforce Shire’s role in helping the elderly population across the UK. This is good news for Shire, for patients and for their carers.”

For further information please contact:

Investor Relations and Media
Cléa Rosenfeld                                                    +44 1256 894 160

Notes to editors

  * IMS data, excluding EIRE
  #equivalent to $US14.4million at 31 January 2004 exchange rate of £1 = $1.8202

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR®, the implementation of the planned reorganisation and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.